Argentex appoints new Chief Financial Officer

Vancouver, B.C., January 11, 2011 -- Argentex Mining Corporation (TSX-V: ATX, OTCBB: AGXM) today announced the appointment of Mr. Jeff Finkelstein, B. Comm. (Hons), CA., as Chief Financial Officer and Treasurer, effective January 7, 2011.

Mr. Finkelstein is a senior-level executive with extensive financial experience in US and Canadian public and private companies.  His background includes senior management positions with junior and senior listed companies, including Silver Standard Resources and Sierra Geothermal Power.  Mr. Finkelstein holds both a Bachelor of Arts, majoring in Economics, and a Bachelor of Commerce (Honors) degree, both awarded by the University of Manitoba, and has been a Chartered Accountant since 1990.

"We are very pleased to welcome Jeff to the Argentex team,” said Ken Hicks, President of Argentex.  “We believe that his background, including senior management roles with other resource exploration companies, will be a considerable advantage for us.  With our strong treasury and Jeff’s impressive credentials, we plan to develop a dedicated and focused management team while continuing to build value in the ground.  Jeff’s experience adds the skills and depth we need to help us drive the company forward.”

“I believe that Argentex provides an opportunity to use my experience to create business opportunities and help the company’s positive growth,” said Jeff Finkelstein, newly appointed Chief Financial Officer of Argentex.  “The company’s impressive portfolio of mineral properties within one of the most active silver-gold exploration regions in the world coupled with the ever-increasing demand for precious metals makes for a unique and attractive opportunity.”

Jeff Finkelstein replaces Valerie Helsing, who resigned due to personal commitments on January 7, 2011.  Mr. Hicks added, “We would like to thank Valerie for her guidance as CFO of Argentex during the formative stages in our corporate development and wish her the best in her future endeavors.  On behalf of the Board I wish to thank her for her contributions to the company."

ABOUT ARGENTEX:
Argentex Mining Corporation is a junior mining exploration company with significant holdings in the Patagonia region of Argentina.  It holds an undivided 100% interest in the mineral rights to all of its properties, including the advanced Pinguino silver project.  The company’s portfolio includes more than 35 properties covering a total of approximately 307,981 acres (124,636 hectares) of prospective land in the Santa Cruz and Rio Negro provinces of Argentina.  Shares of Argentex common stock trade under the symbol AGXM on the OTCBB and on the TSX Venture Exchange under the symbol ATX.

FURTHER INFORMATION:
Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analysis and on forecasts of future results, estimates of amounts not yet determined and assumptions of management.  Forward-looking statements in this news release include statements about the company’s plans to develop a dedicated and focused management team and build value in the ground.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control.  These risks and uncertainties include, among other things, competition for qualified personnel and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans.  These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.